Exhibit 5.1

mwe.com

June 14, 2022

HEALTHCARE TRUST OF AMERICA, INC.

16435 North Scottsdale Road

Suite 320

Scottsdale, Arizona 85254

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have served as counsel to Healthcare Trust of America, Inc., a Maryland corporation (the “Company”), in its own capacity and in its capacity as sole general partner of Healthcare Trust of America Holdings, LP, a Delaware limited partnership (the “Operating Partnership”), in connection with certain matters of Maryland law arising out of the registration and issuance by the Operating Partnership of up to $1.150 billion in aggregate principal amount of 3.875% Senior Notes due 2025, 3.625% Senior Notes due 2028, 2.400% Senior Notes due 2030 and 2.050% Senior Notes due 2031 (collectively, the “Exchange Notes”) in exchange for outstanding 3.875% Senior Notes due 2025, 3.625% Senior Notes due 2028, 2.400% Senior Notes due 2030 and 2.050% Senior Notes due 2031 issued by Healthcare Realty Trust Incorporated, a Maryland corporation (collectively, the “Legacy Notes”), and the guarantee by the Company of the obligations of the Operating Partnership under the Exchange Notes, covered by the above-referenced Registration Statement, and all amendments thereto (collectively, the “Registration Statement”), filed by the Company and the Operating Partnership with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Exchange Notes are to be issued pursuant to an indenture by and among the Operating Partnership, the Company and U.S. Bank National Association, as trustee (the “Trustee”), and as supplemented by supplemental indentures relating to the Exchange Notes to be entered into by and among the Operating Partnership, the Company and the Trustee (as so supplemented, the “Indenture”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. The Registration Statement, and the related form of prospectus included therein, related to the offering and guarantee of the Exchange Notes, substantially in the form in which it was transmitted to the Commission under the 1933 Act.

One Vanderbilt Avenue New York NY 10017-3852 Tel +1 212 547 5400 Fax +1 212 547 5444
US practice conducted through McDermott Will & Emery LLP.

HEALTHCARE TRUST OF AMERICA, INC.

June 14, 2022

2. The charter of the Company, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The Fourth Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4. A certificate of the SDAT as to the good standing of the Company, dated as of the date hereof;

5. Resolutions adopted by the Board of Directors of the Company (the “Board”), and by a duly authorized committee of the Board, relating to, among other matters, (a) the registration and issuance of the Exchange Notes by the Operating Partnership and (b) the guarantee of the Exchange Notes by the Company; and

6. A certificate executed by an officer of the Company, dated as of the date hereof.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations (including the Company’s) set forth therein are legal, valid and binding.

4. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

5. The Indenture will be a valid and legally binding contract that will conform to the description thereof set forth in the Registration Statement.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that when the Exchange Notes shall have been duly executed by the Operating Partnership and authenticated by the Trustee as provided in the Indenture and the resolutions of the Board and shall have been duly delivered to the holders of validly tendered and accepted Legacy Notes, the Exchange Notes will be duly authorized, executed and delivered.

HEALTHCARE TRUST OF AMERICA, INC.

June 14, 2022

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Exchange Notes (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ McDermott Will & Emery LLP

MCDERMOTT WILL & EMERY LLP